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                                                                    Exhibit 10.4


                                                 May 9, 2002


Malcolm L. Gefter, Ph.D.
46 Baker Bridge Road
Lincoln, Massachusetts 01773

Dear Dr. Gefter:

         In consideration of your continued employment with PRAECIS PHARMACEUTICALS INCORPORATED ("PRAECIS" or the "Company"), the Company is pleased to extend the following severance benefits to you. Please acknowledge your agreement to the terms and conditions of these severance benefits by executing this letter agreement (this "agreement") where indicated below.

CHANGE OF CONTROL SEVERANCE BENEFITS.

If a "Change of Control" occurs and your employment with the Company is terminated upon, or within a one-year period following, the effective date of such Change of Control by (i) the Company, other than for "Cause," or (ii) you for "Good Reason," you shall be entitled to a lump sum payment equal to either
(A) your annual salary for the year in which such Change of Control occurs, plus the full amount of your target award under the Company's Executive Management Bonus Plan (the "Bonus Plan") for that year, if such termination occurs during the twelve months immediately following the date of this agreement, or (B) two times the sum of (x) your annual salary for the year in which such Change of Control occurs and (y) the full amount of your target award under the Bonus Plan for that year, if such termination occurs at any time after the first anniversary of the date of this agreement. In addition, in the event of such termination, then for a period of either (i) one year following the effective date of such termination, if such termination occurs during the twelve months immediately following the date of this agreement, or (ii) two years following the effective date of termination, if such termination occurs at any time after the first anniversary of the date of this agreement, the Company shall, at its sole cost and expense, maintain in full force and effect for your benefit (and the benefit of your spouse and children, if applicable) the long-term disability and medical and dental insurance coverage maintained by the Company and as in effect immediately prior to the Change of Control or, if more favorable to you (and your spouse and children, if applicable), as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason; provided that if the general terms and conditions of such insurance do not permit the continued coverage of you (and of your spouse and children, if applicable) as provided above, the Company shall, provide or arrange to provide you (and your spouse and children, if applicable) for the applicable period as provided above, at its sole cost and expense, with such insurance coverage having benefits substantially similar (with no reduction in benefits) to those which you (and you spouse and children, if applicable) would otherwise have been entitled had the continued coverage of you (and of your spouse and children, if applicable) as provided above been permitted under the general terms and conditions of such insurance.


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Malcolm L. Gefter, Ph.D.
May 9, 2002
Page 2


ACCELERATION OF VESTING OF CERTAIN STOCK OPTIONS.

The Company hereby acknowledges that as of the date hereof, in addition to other employee stock options, you hold a non-qualified stock option granted under the Company's Second Amended and Restated 1995 Stock Plan (as it has been or may be amended from time to time, the "Stock Plan") to purchase up to 500,000 shares of PRAECIS common stock at an exercise price of $25.375 per share (the "November 1st Option") and upon the other terms and conditions set forth in the Non-Qualified Stock Option Agreement between you and the Company with respect to the November 1st Option (the "November 1st Option Agreement"). The parties further acknowledge and agree that (i) effective as of the date hereof, the penultimate paragraph of Section 3 of the November 1st Option Agreement is hereby deleted and of no further force or effect, (ii) notwithstanding any provisions of the November 1st Option Agreement or the Stock Plan to the contrary, (A) the November 1st Option shall automatically become fully vested and exercisable upon the occurrence of a Change of Control and (B) any additional stock options granted to you under the Stock Plan after the date hereof (including any such options assumed by another entity in connection with a Change of Control) shall automatically become fully vested and exercisable upon the termination of your employment upon or after a Change of Control if such termination would entitle you to a lump sum payment pursuant to the immediately preceding paragraph of this agreement ("Change of Control Severance Benefits"), (iii) immediately upon a Change of Control, Section 15 of the November 1st Option Agreement and the analogous section of each other stock option agreement between you and the Company, whether entered into before or after the date hereof (together with the November 1st Option Agreement, the "Option Agreements"), shall automatically cease to be of any force or effect and, accordingly, no termination of your employment with the Company upon or after a Change of Control will be, or will be deemed to be, a termination for "Misconduct" for purposes of any Option Agreement, (iv) the provisions of this sentence shall constitute amendments to the applicable Option Agreements entered into prior to the date hereof and (v) any Option Agreement entered into after the date hereof will include provisions to the effect provided in clauses (ii) and (iii) of this sentence.

WITHHOLDING.

The Company may withhold from any amounts payable hereunder such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

PARACHUTE TAX TREATMENT.

In the event that any payment or benefit you receive from the Company or an affiliate (collectively, the "Payments") would be subject to the excise tax (the "Excise Tax") imposed on "excess parachute payments" pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the Payments shall be reduced to the extent necessary so that no portion of the Payments is subject to the Excise Tax, provided that such reduction shall occur only if (A) the net amount of such Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Payments) is greater than (B) the net amount of such Payments without such reduction (but after subtracting the net amount of

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Malcolm L. Gefter, Ph.D.
May 9, 2002
Page 3


federal, state and local income taxes on such Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Payments). Determinations with respect to the preceding sentence shall be made by the Company's auditors which were serving as such prior to the Change of Control, in consultation with tax counsel selected by the Company.

CERTAIN DEFINITIONS.

For the purposes of this agreement:

A "Change of Control" shall occur if:

(i) any individual, entity or "person" (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of Company in substantially the same proportion as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities entitled to vote generally for the election of directors;

(ii) individuals who, as of the date hereof, constitute the Company's Board of Directors (as of the date hereof, the "Incumbent Board") cease for any reason to constitute a majority of the Company's Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this agreement, considered as though such person were a member of the Incumbent Board;

(iii) the stockholders of the Company approve a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other entity or entities (whether or not the Company would be the surviving corporation), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation representing (either by remaining outstanding or by being converted into or exchanged for voting securities of the surviving entity or any parent thereof), immediately after such merger or consolidation, more than 50% of the combined voting power of the voting securities of such surviving entity or any parent thereof entitled to vote generally for the election of directors; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

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Malcolm L. Gefter, Ph.D.
May 9, 2002
Page 4


"Cause" shall mean: (i) your substantial and continuing willful failure to perform your assigned duties (other than any such failure resulting from incapacity due to injury or physical or mental illness), which failure is not cured within 30 days after a written demand for substantial performance is delivered to you by the Company at the direction of the Company's Board of Directors which specifically identifies the manner in which you have not substantially performed your assigned duties, and provided you have had a reasonable opportunity, after receipt of such written demand, to be heard (and to be represented by counsel) at a meeting of the Company's Board of Directors, or (ii) (A) your conviction of a felony (other than unintentional motor vehicle felonies) or (B) your engaging in gross misconduct which is materially and demonstrably injurious to the Company, provided (in the case of this clause (B)) you have received written notice from the Company at the direction of the Board of Directors specifically identifying the acts or omissions constituting such gross misconduct and you have had a reasonable opportunity, after receipt of such notice, to be heard (and to be represented by counsel) at a meeting of the Company's Board of Directors. For purposes of this definition, no act or failure to act shall be considered "willful" unless it is done, or omitted to be done, in bad faith or without reasonable belief that the action or omission was in the best interests of the Company.

"Good Reason" shall mean: (i) any adverse and material alteration or diminution in your position, title or responsibilities as they existed immediately prior to the Change of Control, if the Company does not remedy such alteration or diminution within 30 days following notice from you; (ii) the Company's material reduction of your annual base salary or targeted bonus opportunity, in each case as in effect immediately prior to the Change of Control; or (iii) relocation of the Company's offices at which you are employed immediately prior to the Change of Control which increases your daily commute by more than 50 miles on a round trip basis.

LEGAL FEES.

The Company shall pay to you or as you direct all legal fees and expenses incurred by you or on your behalf in seeking in good faith to obtain or enforce any benefit or right provided by this agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after your delivery to the Company of written request for payment accompanied by invoices reflecting such fees and expenses incurred as to which payment is being requested. You shall be entitled to seek specific performance of your rights under this paragraph during the pendency of any dispute or controversy arising under or in connection with this agreement, and in such event the Company will not assert that there is an adequate remedy at law.

SUCCESSORS.

This agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require any assignee(s) or transferee(s) of all or substantially all of assets of the Company to assume expressly and agree to perform this agreement in the same manner and to

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Malcolm L. Gefter, Ph.D.
May 9, 2002
Page 5


the same extent that the Company would be required to perform it if no such assignment or transfer had taken place. As used in this agreement, "Company" shall mean the Company as hereinbefore defined and its successors and assigns as aforesaid. This agreement is personal to you and without the prior written consent of the Company shall not be assignable by you except by will or the laws of descent and distribution. This agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts shall be paid in accordance with the terms of this agreement to your devisee, legatee or other designee or legal representative.

MISCELLANEOUS.

This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this agreement are not part of the provisions hereof and shall have no force or effect. This agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or assigns or, in your case, legal representative(s). No delay or omission by a party in exercising any right under this agreement shall operate as a waiver of that of any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion. In case any provision of this agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby. The captions of the sections of this agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this agreement. This agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but which taken together shall constitute one and the same agreement.

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Malcolm L. Gefter, Ph.D.
May 9, 2002
Page 6


         By signing this agreement, you acknowledge that your employment with PRAECIS continues to be at-will. Therefore, your employment can terminate, with or without cause, and with or without notice, at any time, at your option or the Company's option, and the Company can terminate or change all other terms and conditions of your employment, with or without cause, and with or without notice, at any time; provided that this sentence is not intended to, and shall not, limit or impair in any manner your rights and the Company's obligations hereunder or under any other written agreement between you and the Company.


                                            Sincerely yours,

                                            PRAECIS PHARMACEUTICALS INCORPORATED


                                            By  /s/ Kevin F. McLaughlin
                                                --------------------------------
                                                Kevin F. McLaughlin
                                                Senior Vice President and
                                                Chief Financial Officer


Your signature below indicates that you have read, understand and agree to the terms and conditions of this agreement. Please retain a copy of this document for your files and return the executed original to the attention of Mary Beth DeLena, Vice President, Legal.

Agreed and Accepted by:


/s/ Malcolm L. Gefter
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Malcolm L. Gefter, Ph.D.


Date:  May 9, 2002
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